UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2006
The Lamson & Sessions Co.

(Exact name of registrant as specified in its charter)

Ohio	001-00313	34-0349210

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25701 Science Park Drive, Cleveland, Ohio	44122-7313

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 464-3400

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     As previously announced, the Board of Directors of the Company appointed Michael J. Merriman, Jr. as the new Chief Executive Officer and President of the Company, effective as of November 15, 2006.
     On November 15, 2006, Mr. Merriman entered into a severance agreement (the “Severance Agreement”) with the Company. The Severance Agreement provides that, if Mr. Merriman is terminated in the first three years of employment, other than for “Cause”, the Company will provide him with the following:
•	a lump sum payment equal to two times his base salary at the time of such termination;

•	for a period of 18 months following the termination date, health benefits substantially similar to those that he was receiving or entitled to receive immediately prior to the termination date, subject to reduction if he is covered under another employer’s health care plan.

•	a lump sum payment equal to the present value of the full cost of health care benefits for an additional six months.
If Mr. Merriman’s employment is terminated on or after November 15, 2009, other than for “Cause”, Mr. Merriman will be entitled to receive payments in accordance with the Company’s severance policy for Senior Executive Officers, as then in effect. Mr. Merriman will also be entitled to certain tax “gross-up” payments with respect to payments received under the Severance Agreement. Severance benefits will be provided in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended, and are conditioned upon Mr. Merriman’s compliance with confidentiality and non-compete obligations.
     On November 15, 2006, Mr. Merriman also entered into an Executive Supplemental Retirement Agreement (the “SERP Agreement”) with the Company. The SERP Agreement provides that Mr. Merriman will receive, upon normal retirement, a supplemental retirement benefit equal to the difference between (i) the amount that would have been payable to him under The Lamson & Sessions Co. Salaried Employees’ Retirement Plan (the “Retirement Plan”), without regard to any federal statutory limitation on the annual amount of benefits payable under the Retirement Plan and the amount of compensation taken into account in calculating benefits under the Retirement Plan, provided, however, that in calculating such benefit for the first ten years of employment, Mr. Merriman will be credited with two years of service thereunder for every year of employment, or part thereof, that he completes, and (ii) the amount actually payable to the executive under the Retirement Plan or under any other applicable Company-sponsored defined benefit plan for which the executive meets the eligibility requirements. The SERP Agreement also provides that, if Mr. Merriman is terminated before his 65th birthday other than for cause or by reason of death or permanent disability, he will receive the same benefit as described in the preceding sentence, subject to specified percentage reductions for each year between the age at which the termination occurs and his 62nd birthday. Additionally, the SERP Agreement provides for, among other things, disability benefits and benefits in the event of the executive’s death prior to retirement.
     As previously disclosed, Mr. Merriman received an initial equity grant of 50,000 stock-settled Stock Appreciation Rights (“SARs”) pursuant to the Company’s 1998 Incentive Equity Plan on November 15, 2006. The SARs will vest over three years, with one-third of the SARs vesting on each anniversary date. Also as previously disclosed, Mr. Merriman received an initial equity grant of 20,000 Performance Accelerated Restricted Stock (“PARS”) pursuant to the Company’s 1998 Incentive Equity Plan on November 15, 2006. The

PARS will vest based on the achievement of certain performance targets or, if the targets are not achieved, at the end of six years of continued employment with the Company. Vesting of the SARs and PARS may be accelerated in certain circumstances, and unvested grants would terminate on termination of employment.
     The summaries of the material terms of the Severance Agreement, the SERP Agreement and the SARs and PARS award agreements set forth above are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits:

Number	Exhibit

10.1	Severance Agreement, dated November 15, 2006, by and between The Lamson & Sessions Co. and Michael J. Merriman, Jr.

10.2	Executive Supplemental Retirement Agreement, dated November 15, 2006, by and between The Lamson & Sessions Co. and Michael J. Merriman, Jr.

10.3	Form of Appreciation Rights Agreement Pursuant to the 1998 Incentive Equity Plan (As Amended and Restated as of April 28, 2006)

10.4	Form of Restricted Shares Agreement Pursuant to the 1998 Incentive Equity Plan (As Amended and Restated as of April 28, 2006)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LAMSON & SESSIONS CO.
By:	/s/ James J. Abel
	Name:	James J. Abel
	Title:	Executive Vice President, Secretary, Treasurer and Chief Financial Officer

Dated: November 17, 2006

INDEX TO EXHIBITS

Number	Exhibit

10.1	Severance Agreement, dated November 15, 2006, by and between The Lamson & Sessions Co. and Michael J. Merriman, Jr.

10.2	Executive Supplemental Retirement Agreement, dated November 15, 2006, by and between The Lamson & Sessions Co. and Michael J. Merriman, Jr.

10.3	Form of Appreciation Rights Agreement Pursuant to the 1998 Incentive Equity Plan (As Amended and Restated as of April 28, 2006)

10.4	Form of Restricted Shares Agreement Pursuant to the 1998 Incentive Equity Plan (As Amended and Restated as of April 28, 2006)

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